Exhibit 99.1

BioSig Opens a Technology Development Office in Rochester, MN

The Company joins leading medtech peers in Destination Medical Center’s Discovery Square

Westport, CT, October 15, 2019 (GLOBE NEWSWIRE) -- BioSig Technologies, Inc. (NASDAQ: BSGM) (“BioSig” or “The Company”), a medical technology company developing a proprietary biomedical signal processing platform designed to improve signal fidelity and uncover the full range of ECG and intra-cardiac signals, today announced that the Company is opening a new technology development office at Discovery Square, a 16 block sub-district built in collaboration with Mayo Clinic in Rochester, Minnesota.

Discovery Square life science hub forms a part of Destination Medical Center (DMC), a unique 20-year economic development initiative in Rochester, MN. Started in 2013, the DMC Initiative serves as a public-private partnership, combining private development by Mayo Clinic and other developers, as well as public funding from the City of Rochester, Olmsted County, and the State of Minnesota to facilitate and support public infrastructure.

DMC is the largest economic development initiative in Minnesota’s history and one of the largest currently underway in the United States. It is expected to attract more than $5 billion of private investment over the next 20 years.

BioSig’s new office will serve as a key R&D and product development hub to support the current and future projects under the Company’s strategic collaboration with Mayo Clinic and Mayo Ventures.

“We have been most impressed with the DMC team and their dedication to position Rochester as the world’s premier destination for health and wellness. This initiative should come as no surprise to anyone who has visited Mayo Clinic and had a privilege to work with its outstanding physician innovators, and we are honored to join the thriving life science community of Rochester,” commented Kenneth L. Londoner, Chairman and CEO of BioSig Technologies, Inc.

“We are thrilled to welcome BioSig to Rochester, Minnesota and join the diverse and innovative companies in Discovery Square,” said Lisa Clarke, executive director, Destination Medical Center Economic Development Agency. “They will add great value to the community and will be an attractor for world-class talent, spur collaboration and drive economic development.”

About Destination Medical Center

Destination Medical Center (DMC) is the largest public-private economic initiative in Minnesota's history. The 20-year plan to transform Rochester into a global destination for health and wellness will attract developers, investors, startups, and entrepreneurs to live, work and play in America's City for Health. For more information, visit dmc.mn.

About BioSig Technologies

BioSig Technologies is a medical technology company developing a proprietary biomedical signal processing platform designed to improve the electrophysiology (EP) marketplace (www.biosig.com). Led by a proven management team and a veteran Board of Directors, BioSig Technologies is preparing to commercialize its PURE EP(tm) System. The technology has been developed to address an unmet need in a large and growing market.

The Company’s first product, PURE EP(tm) System is a computerized system intended for acquiring, digitizing, amplifying, filtering, measuring and calculating, displaying, recording and storing of electrocardiographic and intracardiac signals for patients undergoing electrophysiology (EP) procedures in an EP laboratory. The system is indicated for use under the supervision of licensed healthcare practitioners who are responsible for interpreting the data. This novel cardiac signal acquisition and display system is engineered to assist electrophysiologists in clinical decision-making during electrophysiology procedures in patients with abnormal heart rates and rhythms. BioSig’s ultimate goal is to deliver technology to improve upon catheter ablation treatments for the prevalent and potentially deadly arrhythmias, Atrial Fibrillation and Ventricular Tachycardia. BioSig has partnered with Minnetronix on technology development and received FDA 510(k) clearance for the PURE EP(tm) System in August 2018.

Forward-looking Statements

This press release contains “forward-looking statements.” Such statements may be preceded by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Forward- looking statements are not guarantees of future performance, are based on certain assumptions and are subject to various known and unknown risks and uncertainties, many of which are beyond the Company’s control, and cannot be predicted or quantified and consequently, actual results may differ materially from those expressed or implied by such forward-looking statements. Such risks and uncertainties include, without limitation, risks and uncertainties associated with (i) our inability to manufacture our products and product candidates on a commercial scale on our own, or in collaboration with third parties; (ii) difficulties in obtaining financing on commercially reasonable terms; (iii) changes in the size and nature of our competition; (iv) loss of one or more key executives or scientists; and (v) difficulties in securing regulatory approval to market our products and product candidates. More detailed information about the Company and the risk factors that may affect the realization of forward-looking statements is set forth in the Company’s filings with the Securities and Exchange Commission (SEC), including the Company’s Annual Report on Form 10-K and its Quarterly Reports on Form 10-Q. Investors and security holders are urged to read these documents free of charge on the SEC’s website at http://www.sec.gov. The Company assumes no obligation to publicly update or revise its forward-looking statements as a result of new information, future events or otherwise.

Contact:
Natasha Drapeau
BioSig Technologies, Inc.
Executive Vice President

54 Wilton Road, 2nd floor

Westport, CT 06880

ndrapeau@biosigtech.com

203-409-5444, x119